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Exhibit 10.25

                              EMPLOYMENT AGREEMENT


      This Employment Agreement is made and entered into this 23rd day of January 23, 1996 by and between UroMed Corporation, a Massachusetts corporation with a principal place of business at 64 A Street, Needham, Massachusetts 02194 ("UroMed") and Alan I. West an individual residing at 223 Winter Street, Hopkington, Massachusetts 01748 ("Employee").

      1. AT WILL EMPLOYMENT. Commencing on February 5, 1996, Employee shall become a full time "at-will-employee" of UroMed with the title of Managing Director of Female Healthcare Programs. In addition to complying with the terms and conditions hereof and the performance of the Employee job responsibilities set forth on Exhibit A annexed hereto and made a part hereof, Employee shall conduct him or herself in accordance with such policies, rules and regulations as may be adopted by UroMed from time to time.

      2. COMPENSATION. Employee's gross semi-monthly compensation shall be $5,208.33. Employee shall be paid on the 15th day and the last day of each calendar month for the current month's employment. Pay shall be adjusted pro rata for any partial week of employment and standard employer deductions shall be made from each payment. Employee's gross semi-monthly compensation shall be subjected to annual review and adjustment.

      3. BONUSES, EQUITY PARTICIPATION, AND BENEFITS. Employee shall be eligible for (i) annual bonuses under such applicable bonus program(s) as UroMed's Board of Directors may adopt from time to time, if any; (ii) participation in such applicable employee stock option plans as may be adopted by UroMed's Board of Directors from time to time, if any, (provided that Employee shall exercise his/her shareholder voting rights by executing and delivering a proxy entitling John Simon to vote such shares); and (iii) participation in such applicable employee benefit plans as UroMed's Board of Directors may adopt from time to time, if any. Employee will be eligible for 20,000 shares (options) with 20% vested after one (1) year of service; the balance monthly.

      4. TERM. As an at-will employee, Employee understands that this Agreement and the employment hereunder may be terminated by either party hereto at any time with or without cause. If not terminated, this Agreement shall govern the terms of Employee's employment for a period of five (5) years at which time the parties may enter into a written renewal hereof. Said five (5) year limitation shall not affect the covenants herein that are intended to survive the Employee's employment hereunder. Annual salary adjustments pursuant to Section 2 above shall not affect the other terms and conditions hereof, nor shall it necessitate any written modifications hereof.


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      5. ASSIGNMENT OF RIGHTS TO PROPRIETARY INFORMATION AND INVENTIONS.
Employee recognizes that UroMed possesses or will possess information which has commercial value in UroMed's business ("Proprietary Information") including without limitation, information created, discovered or developed directly or indirectly by Employee in connection with Employee's services hereunder or made known to Employee during his or her employment. Employee acknowledges that such Proprietary Information shall include, without limitation, inventions, product improvements, financial, technical or sales strategies, forecasts, product ideas, formulas, processes, copyrightable and/or patentable materials and/or concepts, schematics, techniques, market research and /or customer lists which Employee may create or be exposed to from time to time. Employee expressly agrees that all Proprietary Information and rights thereto shall be and remain the sole and exclusive property of UroMed, and Employee hereby without further consideration, unconditionally, exclusively and irrevocably assigns to UroMed, royalty free, all of his or her right, title and interest in such Proprietary Information. Notwithstanding the foregoing, Employee shall execute and deliver such confirmatory instruments of this assignment as UroMed may request including, without limitation, applications for patent and/or copyright registration. Employee agrees that the foregoing assignments are a material term of employment by UroMed and that his or her compensation includes sufficient consideration therefor. Upon the termination or expiration of Employee's employment with UroMed, Employee shall immediately deliver to the President of UroMed all files, notes, lists, rolodex cards, credit cards, computer disks, recordings, print-outs, and drawings (including, without limitation, any materials reflecting or containing Proprietary Information) which are under the control or in the possession of Employee and relate to the operation and business of UroMed; Employee may retain property which he can validate as his own brought in to the company. Employee shall not be entitled to retain any duplicates of the foregoing, and acknowledges that failure to comply with these requirements will constitute criminal theft.

      6. CONFIDENTIALITY. At all time during the operative term of this Agreement and thereafter (including periods after the termination or expiration of Employee's employment with UroMed) Employee shall keep in strictest confidence and trust all Proprietary Information and will not use, discuss or disclose any Proprietary Information without the prior written consent of UroMed except when done in the course of employment, exclusively with other UroMed employees. Further excepted from the foregoing shall be Proprietary Information that (i) can be clearly demonstrated to have been in the public domain prior to the date hereof or which comes into the public domain during the operation hereof through no fault of Employee; and (ii) can be demonstrated to have been developed independently by Employee prior to any involvement with UroMed. Employee agrees that his or her compensation hereunder includes sufficient consideration for the foregoing covenants.

      7. NON-COMPETITION.

      A. Employee agrees that throughout his or her employment with UroMed and for a period of three (3) years after the expiration or termination of such employment, Employee will not directly (as owner, partner, principal in any entity or otherwise) or indirectly (as an employee, agent, contractor, advisor, beneficiary or otherwise) encase in, or participate in any entity that engages in any activity involving the development,


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manufacturing or marketing of any product or service which might (i) compete with a UroMed product, product concept, service or service concept; or (ii) utilize any proprietary technology being developed by UroMed unless approved in writing by UroMed. Employee acknowledges that UroMed's business is global in nature and therefore agrees that the foregoing restrictions apply world-wide.

      B. For a period of three (3) years after the expiration or termination of Employee's employment with UroMed, Employee shall provide UroMed with written notice (i); of any change of Employee's residential address; and (ii) stating the name, address and nature of each subsequent employment activity. Any such notice of subsequent employment or business activity shall include Employee's certification that such employment or activity does not violate the provisions of this Agreement.

      C. For a period of three (3) years after the expiration or termination of Employee's employment with UroMed, Employee agrees not to seek to persuade any UroMed employee. consultant, director, officer or advisory board member to discontinue association with UroMed or become involved directly or indirectly in any endeavor that might compete with UroMed's business.

      D. Employee represents and warrants for UroMed's reliance that the foregoing covenants in Paragraphs A-C shall not unduly impair Employee's ability to obtain gainful employment in Employee's field subsequent to Employee's employment by UroMed. Employee further agrees that his or her compensation hereunder includes sufficient consideration for the restrictions imposed by the foregoing covenants.

      8. INVENTIONS AFTER EMPLOYMENT. Employee agrees that he or she shall notify in writing of any technology, invention, discovery, concept, and/or idea whether patentable, copyrightable or neither developed by Employee within three
(3) years after the expiration or termination of his or her employment by UroMed which relates to UroMed's fields of interest or business operations ("Inventions"). UroMed is hereby irrevocably granted the option to take an unconditional, exclusive, irrevocable, royalty-free assignment of such Invention(s) upon written notice mailed to Employee within thirty (30) days after UroMed's receipt of Employee's initial notice. If UroMed duly exercises such option, Employee shall execute and deliver such instruments of assignment therefor as UroMed may deem necessary or advisable including, without limitations, applications for patent and/or copyright registration. Although Employee agrees that the compensation provided herein shall be sufficient consideration for the foregoing covenants to assign, Employee and UroMed agree that in consideration for Employee's execution of assignment instruments subsequent to employment by UroMed, Employee shall be paid $1,000.00 upon delivery to UroMed thereof.

      9. EMPLOYEE REPRESENTATIONS. Employee represents and warrants for UroMed's reliance that (i) this Agreement does not conflict with any other agreement, promise and/or commitment undertaken by Employee which could prohibit or impair the performance of Employee's obligations hereunder; (ii) Employee has not and shall not disclose to UroMed, its officers, directors, employees or agents any proprietary information of another individual or company prohibiting such disclosure-, (iii) Employee's compliance with the confidentiality, non-competition and other provisions of this Agreement will not


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materially impair Employee's ability to earn a living outside of UroMed's employment in his field; and (iv) all information on Employee's education, past work experience and other qualifications presented to UroMed are accurate. complete and not misleading.

      10. MISCELLANEOUS.

      A. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

      B. Employee hereby consents to submit to the jurisdiction of the courts in the place where UroMed's principal place of business is located at the time any action is brought and agrees to accept service of process by registered mail or the equivalent delivered to his or her last known address.

      C. Employee agrees that any breach of Section 3, 5, 6, 7, or 8 will result in irreparable damage to Employer and therefore consents that in addition to recovery of provable damages and attorney's fees UroMed will be entitled to enjoin any such breach in any competent court.

      D. If any provision in this Agreement is found unenforceable, it shall not affect any other provisions hereof. If any provisions in this Agreement is determined to be excessively broad or overreaching, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

      E. This Agreement shall bind and inure to the benefit of UroMed and any successor of UroMed by reorganization, merger, consolidation, liquidation, sale or other assignee of UroMed's business or assets but shall otherwise be and remain unenforceable.

      F. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

      G. Employee acknowledges that this Agreement constitutes the complete agreement between the parties and all offer letters, negotiations and other agreements are subsumed and extinguished hereby. Except for salary adjustment and UroMed's promulgation of employee rules and regulations from time to time, no modification or amendment hereof shall be valid or enforceable unless it is in writing and executed and delivered by the parties.

      H. Employee agrees to indemnify and hold UroMed's officers, directors, shareholders, agents and employees personally harmless from and against any and all suits or causes of action Employee may ever have against UroMed.

      I. Any cause of action or matter in dispute hereunder or otherwise relating to Employee's relationship with UroMed, whether or not arising during there term of this Agreement, is hereby waived unless judicial proceedings are initiated by the complaining party within one (1) year from the later of the accrual of the cause of action or the date on which the cause of action should reasonably have been discovered. EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS THAT HE OR IT MAY HAVE TO


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HAVE ANY DISPUTE (WHETHER OR NOT ARISING DURING THE TERM OF THIS AGREEMENT)
HEREUNDER OR OTHERWISE RELATING TO EMPLOYEE'S RELATIONSHIP WITH UROMED TRIED BEFORE OR DETERMINED BY A JURY.

      J. In the event of any suit relating to this Agreement or Employee's employment hereunder as to which the Employee is the losing party, the Employee shall pay all costs (including court costs and attorneys' fees) incurred by the UroMed and its employees, directors, and shareholders with respect to such suit. If the suit is settled or otherwise determined for a fixed dollar payment and the suit involves a fixed dollar amount of damages sought, then the Employee shall be deemed to be the losing party if the amount paid in settlement or otherwise is 50% or less of the amount sought. If the Employee does recover fifty percent (50%) or more of the amount sought or no specific dollar amount is sought, the determination of who prevailed shall be made, in the absence of agreement, by applicable court proceedings.

      IN WITNESS WHEREOF the parties hereto have affixed their hands and seals upon two (2) counterpart originals hereof as of the date and year first written above.

EMPLOYEE                            UROMED CORPORATION

/s/ Alan I. West                    By: /s/ John G. Simon
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Alan I. West                        its President, hereunto
                                    duly authorized, acting
                                    in such capacity, and not
                                    individually

addendum 1/25/96: If Employee is to be terminated without cause within the first two (2) years of at-will service, Employee will be given 60 days advance notice of this termination.


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